EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements (No. 333-221993) on Form S-3 and (No. 333-200183) on Form S-8 of Ashford Inc. of our report dated April 20, 2017, except for note 14 which is dated December 12, 2017, relating to the audited financial statements of J&S Audiovisual Mexico, S. de R.L. de C.V. as of December 31, 2016 and 2015, and the related statements of comprehensive income, statement of changes in patrimony and cash flows for the years then ended, under Mexican Financial Reporting Standards, which are included in and made part of the Form 8-K/A of Ashford Inc. for the event dated October 31, 2017, and filed December 19, 2017.

Cancun, Mexico
December 19, 2017
Mancera, S.C.
A member practice of
Ernst & Young Global
/s/ David Echeverria